Exhibit 10.1

SECOND AMENDMENT TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

TO:         Xplore Technologies Corporation of America (“Seller”)

Reference is made to the Accounts Receivable Purchasing Agreement between Seller and Purchaser, dated December 10, 2009 as from time to time amended (the “ARPA”).  All terms defined in the ARPA shall have the same meaning herein as in the ARPA.

Notice of Amendment is hereby given of the following changes to Section 1.15 of the ARPA which shall now read as follows:

“Eligible Account” — an Account which is acceptable for purchase as determined by Purchaser in the exercise of its sole judgment and determination and as set forth in a duly executed and delivered AR Purchase Certificate.  Eligible Accounts include all sales in North America.  Sales outside of North America shall also be considered eligible subject to the following conditions:

a.                                       Total gross balance of Accounts from sales outside North America exceeding $1,200,000 shall be deemed ineligible.

b.                                      Total gross balance of Accounts from sales outside North America that exceed 55% of total Eligible Accounts will be considered ineligible.

c.                                       For any individual Account Debtor balance of Accounts from sales outside of North America that exceeds $60,000, the Seller shall have purchased credit insurance to cover amounts or balances exceeding $60,000 for each individual Account Debtor Account balance.  If such Accounts are not covered by credit insurance, such Accounts can be considered for eligibility on a case by case basis at the sole judgment and determination of the Purchaser.

Notice of Amendment is hereby given of the following addition to Section 1 of the ARPA which shall now be included as Section 1.35a with the intent to be inserted between Section 1.35 and Section 1.36.  Section 1.35a shall read as follows:

“Specific Excess Reserve Purchase or “SERP” - From time to time, the Seller may request the purchase of Accounts that would otherwise result in a Reserve Shortfall.  Seller must request a SERP in conjunction with the submittal of an AR Purchase Certificate. If granted by Purchaser, each SERP must be cured and repaid weekly in conjunction with the submittal of the AR Purchase Certificate.  The maximum amount of each SERP is the lesser of the following:

a.                                       $200,000;

b.                                      An amount no greater than 5% of eligible inventory, defined as the Seller’s inventory on hand that turns less than 120 days; or

c.                                       An amount approved at the sole discretion of the Purchaser.

Dated:	February 23, 2011
DSCH CAPITAL PARTNERS, LLC
D/B/A FAR WEST CAPITAL

		BY:	/s/Brian Center
Brian Center, C.O.O.

Acknowledged, Accepted and Agreed on the date above first written by:

Xplore Technologies Corporation of America

		BY:	/s/Michael J. Rapisand
		Name:	Michael J. Rapisand
		Title:	Chief Financial Officer